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EXHIBIT 10.3

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT, AS INDICATED BY "***", PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

JONES SODA COMPANY
BOTTLE SUPPLY AGREEMENT

        This bottle supply agreement is made this            day of                        , 2001 by and between Zuckerman-Honickman, Inc. ("Z-H") and Jones Soda Company ("Jones Soda"). In consideration of the mutual promises herein contained and intending to be legally bound, both parties agree as follows:

        1.    Requirements:    Jones Soda agrees to purchase 100% of their 12 oz. & 20 oz. glass bottle requirements from Z-H. Z-H will have the right of first refusal to supply existing and new business upon the terms and conditions specified hereinafter. If Z-H is unable to fulfill the request, then Jones will have the right to seek supply or quotes from additional suppliers.

          A.    Bottle pricing effective 1/01/02

  Owens Illinois Bottles

Bottle	Annual Volume	Price	Ship To
12 oz. Long Neck Soda	0-1.8MM Cases	$***/G	Woodbridge, ON & Elizabethtown, KY
12 oz. Long Neck Soda	0-1.8MM Cases	$***/G	Burnaby, BC & Southern CA
12 oz. Long Neck Soda	0-1.8MM Cases	$***/G	Modesto, CA
12 oz. Long Neck Soda	1,800,001 & Up	$***/G	Woodbridge, ON & Elizabethtown, KY
12 oz. Long Neck Soda	1,800,001 & Up	$***/G	Burnaby, BC & Southern CA
20 oz. Juice	0-75,000/G	$***	Woodbridge, ON
20 oz. Juice	0-66,666/G	$***	Buena Park, CA
20 oz. Juice	0-66,666/G	$***	Forest Grove, OR

          B.    Freight: All pricing is delivered to the locations specified above from the chosen plant of manufacture. Presently, bottles are scheduled for production in Zanesville, OH and Portland, OR.

          C.    Price Increases and Decreases: Year 2002 prices hereunder will be those charged by Owens Illinois effective as of the signing of this agreement, and will remain the same for a period of 12 months. Years 2003 and 2004 prices will reflect increase or decrease with announced industry raw material changes and announced industry general cost increases from the previous year. Any changes will be preceded by 30 days notice. During the term of this agreement, Owens and-Z-H will provide Jones with competitive pricing, as compared to that of the other major glass manufacturers.

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

          D.    Dunnage: All pallets, frames and tier sheets will be memo billed to Jones Soda and rectified on a quarterly basis. Jones Soda shall be responsible for the replacement of those pallets, frames and tier sheets lost or damaged due to Jones Soda's negligence. Bulk pallets, tier sheets and frames are returnable and cost $*** each. These costs will be memo billed as they are released and reconciled on a quarterly basis. The cost of $*** will remain as it is for the effectiveness of this agreement.

        2.    Storage:    Jones Soda will be granted six months of free storage at an Owens Illinois warehouse. However, the storage charge for ware still remaining after six months will be $0.61 per gross per month for 12 oz. ware and $1.12 per gross per month for 20 oz. ware. Jones Soda shall be required to purchase from Z-H all existing glass bottle inventory produced for Jones Soda at any of the Owens Illinois plants at the end of said contract term. The cost of $0.61 per gross per month and $1.12 per gross per month for storage will remain as it is for the effectiveness of this agreement.

        3.    Quality:    Z-H agrees to supply Jones Soda quality bottles that are consistent with industry standards. If Z-H fails to supply Jones Soda with quality bottles, Jones Soda will give Z-H notice in writing, detailing the precise nature of the alleged lack of quality. Z-H will then have a thirty (30) day period in which to cure the alleged lack of quality. If the bottles still fail to meet industry standards at the conclusion of thirty (30) days, Jones Soda will be free to purchase replacement bottles from an alternative supplier for any bottles that do not meet industry standards. Jones retains the right to receive compensation for damages incurred by lower than industry standard bottles according to the conditions described above and based on the following claim procedure: 1. All claims must be submitted by Jones to Z-H in writing at the time the damages occurred. 2. All claims must be processed through Owens and Z-H within thirty (30) days. 3. Z-H will issue a credit to Jones's account in which Jones will then have the right to apply the credit to the invoice in question. If the above quality problem is not cured, then the agreement will be considered canceled and Jones will therefore not be responsible for the balance of the mold costs.

        4.    12 oz. Mold Costs:    Blow mold equipment cost corresponding to Owens mold #GB-16292, 12 oz. Jones Soda, is $*** for both sets of molds, each set to be run in Zanesville, OH. and Portland, OR., respectively. At the end of the term of this agreement (3 years), commencing with the date of the initial shipment (or the date the molds are completed if the initial shipment is not within six months of the mold completion date), Jones Soda has not purchased and paid for a total of a minimum of LOMM gross (6.0M cases) of this item, Jones Soda shall pay for any remaining unamortized balance. Z-H will invoice Jones Soda for any remaining unamortized balance on a pro rata basis at $*** per gross covering the difference between the quantity actually purchased during the contract period and the minimum purchase required. This new mold equipment and any additional or replacement equipment built under this job shall at all times be, and remain the property of Owens-Brockway Glass. So long as the equipment is active in production or commercial quantities, we will retain it for your exclusive use. If, however, no orders for commercial quantities are received or accepted for any 24-month period, Owens-Brockway shall have the right to scrap, sell, refuse to run, or otherwise dispose of all equipment.

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

        5.    20 oz. Mold Costs:    Blow mold equipment cost corresponding to Owens mold #C-9245, 20 oz. Jones Juice, is $*** for set of molds, the set of molds will run in Zanesville, OH. At the end of the term of this agreement (3 years), commencing with the date of the initial shipment (or the date the molds are completed if the initial shipment is not within six months of the mold completion date), Jones Soda Co. has not purchased and paid for a total of a minimum of 400,000 gross (2.4 million cases) of this item, Jones Soda Co. shall pay for any remaining unamortized balance. Z-H will invoice Jones Soda Co. for any remaining unamortized balance on a pro rata basis at $*** per gross covering the difference between the quantity actually purchases during the contract period and the minimum purchase required. This new mold equipment and any additional or replacement equipment built under this job shall at all times be, and remain the property of Owens-Brockway Glass. So long as the equipment is active in production or commercial quantities, we will retain it for your exclusive use. If, however, no orders for commercial quantities are received or accepted for any 24-month period, Owens-Brockway shall have the right to scrap, sell, refuse to run, or otherwise dispose of all equipment. Jones Soda has the option to make molds for the West Coast. All the details above remain the same if Jones Soda Co. decides to make molds for West Coast except for the following. Blow molding equipment cost is $*** for a set of molds to be run in Portland, OR. If Jones Soda has not purchased and paid for a total of a minimum of 200,000 gross of this item, Jones Soda shall pay for any remaining unamortized balance. Z-H will invoice Jones Soda Co. for any remaining unamortized balance on a pro rata basis at $***/gross covering the difference between the quantity actually purchased during the contract period and the minimum purchase required.

        6.    Service:    Jones Soda agrees to supply in writing to Z-H an annual projection of bottle usage broken down by month. Jones Soda also agrees to supply in writing to Z-H a 90-day rolling forecast of its requirements, updated the first week of each month. Z-H agrees to supply Jones Soda bottles on a timely basis consistent with Jones Soda's requirements as reflected in the 90-day forecast. Z-H will use its best efforts to meet requests for additional bottles in excess of the 90-day forecast, but cannot guarantee supply of the excess bottle. Z-H will utilize any and all locations necessary to meet Jones Soda's needs at no additional expense to Jones Soda. Owens-Brockway will keep a minimum of 30 days of inventory in both locations including Portland, OR and Zanesville, OH.

        7.    Effectiveness and Term:    This agreement will be effective for the purchase of bottles for three (3) years commencing from January l, 2002. At the end of the term, Jones Soda shall give Z-H the right to match any bona fide written proposal involving Jones Soda and their glass requirements. Z-H shall have thirty (30) days to match the bona fide written proposal. If Z-H is able to match the proposal, Z-H shall continue to be the exclusive supplier of glass bottles, consistent with such terms.

        8.    Payment:    Payment terms will be 1% Net 10, Net 60. Interest will be charged at Wall Street Journal "prime rate of interest" plus two (2%) percent per annum on all invoices over sixty (60) days. Shipments from Z-H will stop on the 61st day until all invoices are paid current, or unless it has been mutually agreed upon to extend.

Certain information has been omitted from this page, as indicated by "***", pursuant to a request for confidential treatment that has been filed separately with the SEC.

        9.    Confidentiality:    The parties shall use reasonable efforts to cause their respective employees, agents and other representatives to hold, in confidence, all confidential information (as hereinafter defined), and the parties shall use their best efforts to ensure that any other person having access to the Confidential Information shall not disclose the same to any person except in connection with this Agreement and otherwise as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby or to comply with applicable law. For purposes hereof, "Confidential Information" means all information of any kind (including, without limitation, sales and promotional results) obtained directly or indirectly from either party's business, except information, which constitutes readily ascertainable public information. "Confidential Information" shall not include any information which (i) is generally available to the public as of the date of this Agreement, or (ii) becomes generally available to the public after the date of this Agreement, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of either of the parties to this agreement or any of their agents with respect to such information.

        10.    Assignment:    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign this Agreement without the prior written consent of the other party, assign to anyone including a subsidiary or affiliate, or such party's rights, but not obligations, to any lender of such party. Subject to obtaining the written consent of Z-H, Jones Soda agrees that in the event Jones Soda conveys the bulk of its business to a third party (whether pursuant to an asset sale, stock sale or otherwise) during the term of this Agreement, Jones Soda shall cause the purchaser of such assets, stock or otherwise, as the case may be, to assume the obligations of Jones Soda under this Agreement.

        11.    Notices:    Any notice or written communication regarding this agreement should be sent by certified mail, returned receipt requested to: Jones Soda Company 234 - 9th Ave. North, Seattle, WA 98109, Attention: Peter van Stolk, or Zuckerman-Honickman, Inc., 191 South Gulph Road, King of Prussia, PA 19406, Attention: Ben Zuckerman, or to such other locations as the parties subsequently direct. All notices shall be deemed to have been received three (3) business days after mailing.

        12.    Entire Understanding Amendment:    This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, superseding all prior written oral understandings or agreements. A writing signed by both parties may only amend this Agreement.

        13.    Arbitration:    All parties to this Agreement agree to attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement by mediation. The contents of all discussions of such mediation shall be privileged, confidential and inadmissible in any later proceeding unless such information was obtained independent of the mediation. If mediation fails to resolve such dispute, any controversy or dispute arising relating to this Agreement or the breach, termination, enforcement, interpretation or validity of any provision hereof, shall be settled by binding arbitration in Seattle, Washington. Either party to this Agreement can initiate arbitration pursuant to this Agreement by serving notice on the other party of the intent to arbitrate. The notice shall specify with particularity the claims or issues that are to be arbitrated. Within ten (10) days of receipt of the notice, the parties shall obtain a list of at least five (5) available arbitrators from the local office of Judicial Dispute Resolution, LLC ("JDR") and select a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator within ten (10) days, either party may petition the Presiding Judge of the Superior Court of King County to select a single arbitrator from the JDR list. The parties shall have the discovery rights available under Washington's Civil Rules, subject to the limitation that each side shall be limited to no more than twenty five (25) interrogatories and five (5) depositions unless, upon a showing of good cause, the party can convince the arbitrator that more interrogatories or depositions should be permitted. All discoveries must be concluded within sixty (60) days of the selection of an arbitrator. The arbitration hearing must be concluded within thirty (30) days of the close of discovery and it will be conducted in accordance with Washington Rules of Evidence. The arbitrator's final decision shall be rendered within ten (10) days of the final hearing day. Judgment upon the arbitrator's final award may be entered in any court having jurisdiction thereof. Each party shall bear in equal shares the arbitrator's fees and costs. The prevailing party in the arbitration shall be awarded its reasonable attorneys' fees and all costs, other than the arbitrator's fees and costs. For the purposes of determining who is the prevailing party, each party shall submit to the other a single written offer of settlement ten (10) days prior to the start of the arbitration hearing and the party whose offer most closely approximates the arbitrator's award shall be deemed the prevailing party for the purpose of awarding attorneys' fees. An arbitrator shall decide any disputes about attorney's fees.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ZUCKERMAN-HONICKMAN, INC.	JONES SODA COMPANY
/s/ Benjamin R. Zuckerman Benjamin R. Zuckerman	/s/ Jennifer Cue Jennifer Cue
President Title	Chief Financial Officer Title
December 20, 2001 Date	January 11, 2002 Date

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  EXHIBIT 10.3
JONES SODA COMPANY BOTTLE SUPPLY AGREEMENT